CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2009, relating to the financial statements and financial highlights of the Classic Value Trust, Core Equity Trust, Income & Value Trust, Mid Cap Value Trust, Small Cap Opportunities Trust, Small Company Trust, and U.S. Large Cap Trust (each a fund within John Hancock Trust), which appear in such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 27, 2009